UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☒    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BWAY CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

The Registrant published the following press release:

BWAY Corporation Announces Agreement to be Acquired by Kelso & Company And Management
October 01, 2002 01:51:00 AM ET

ATLANTA, Oct. 1 /PRNewswire-FirstCall/ — BWAY Corporation BY announced today that it has signed a definitive agreement providing for the acquisition of BWAY Corporation by an affiliate of Kelso & Company, L.P., a private investment firm.

Pursuant to the agreement, each outstanding share of BWAY Corporation common stock, with the exception of some of the shares owned by certain members of management and a director, will be acquired for $20.00 in cash. BWAY Corporation currently has approximately 8.7 million shares of common stock outstanding, excluding options. Jean-Pierre Ergas, BWAY’s Chairman and Chief Executive Officer, has agreed to support the transaction and to continue in his role as Chairman and Chief Executive Officer leading the Company’s current management team following the transaction. Warren Hayford, BWAY’s Vice-Chairman and Director, also agreed to support the transaction. Mr. Ergas and Mr. Hayford have also agreed to reinvest approximately 50 percent and 35 percent, respectively, of their current equity holdings in BWAY Corporation after closing.

BWAY Corporation’s Board of Directors has approved the transaction based upon the unanimous recommendation of a Special Committee of disinterested directors. William Blair & Company, L.L.C., served as financial advisor to the Special Committee and has delivered its opinion that the $20.00 per share consideration to be received by BWAY Corporation’s stockholders (other than the members of the management team and the director participating in the transaction) is fair, from a financial point of view.

The transaction is valued at approximately $330 million (including the assumption or refinancing of outstanding indebtedness). BWAY Corporation will continue to operate under its current name, management and operating structure.

The acquisition is expected to be completed in the first quarter of 2003, and is subject to approval by the Company’s stockholders, the availability of certain financing, and other customary conditions. Commitment letters have been obtained with respect to all necessary financing in connection with the transaction.

BWAY Corporation intends to file copies of the merger agreement and the related voting agreements with the Securities and Exchange Commission (the “SEC”) on a Form 8K.

In connection with BWAY Corporation’s solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, BWAY will file with the Securities and Exchange Commission (the “SEC”), and will furnish to stockholders of BWAY, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other documents (when available) by directing a request by mail or telephone to BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Attention: Corporate Secretary, Telephone: 770-645-4800.

BWAY and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from BWAY stockholders in favor of the merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of BWAY common stock as of December 31, 2001 is also set forth in the Schedule 14A filed by BWAY on January 22, 2002 with the SEC.

BWAY Corporation is a leading manufacturer of steel containers for the general line category of the North American metal container industry and is a leading supplier of material center services.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward- looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include without limitation, expected sales not materializing; labor unrest; changes in market price or market demand; changes in raw material costs or availability; loss of business from customers; unanticipated expenses; delays in implementing cost reduction initiatives; changes in financial markets; potential equipment malfunctions; management inability to identify or execute strategic alternatives; and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.